Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
A-Mark Precious Metals, Inc.

We consent to the use of our report dated September 27, 2013, except for Note 14, as to which the date is November 8, 2013, with respect to the consolidated balance sheet of A-Mark Precious Metals, Inc. and subsidiaries as of June 30, 2013, and the related consolidated statements of income, stockholder’s equity and cash flows for the year ended June 30, 2013, included herein.

/s/ KPMG LLP

Irvine, California
September 26, 2014